Exhibit 2.1

AGREEMENT FOR PURCHASE AND SALE

BY AND BETWEEN

FINGER LAKES OUTLET CENTER, L.L.C., THE PRIME OUTLETS AT MICHIGAN
CITY LIMITED PARTNERSHIP, THE PRIME OUTLETS AT GILROY LIMITED
PARTNERSHIP AND OUTLET VILLAGE OF KITTERY LIMITED PARTNERSHIP

AS

SELLER

AND

F/C WATERLOO DEVELOPMENT LLC, F/C MICHIGAN
CITY DEVELOPMENT LLC, F/C GILROY DEVELOPMENT LLC
PARKING DEVELOPMENT LLC F/C KITTERY DEVELOPMENT LLC AND F/C
MICHIGAN PARKING LLC

AS BUYER

December 22, 2000

AGREEMENT FOR PURCHASE AND SALE

           THIS AGREEMENT FOR PURCHASE AND SALE ("Agreement") is made and entered into as of December 22, 2000 ("Closing Date") by and between Finger Lakes Outlet Center, L.L.C., a Delaware limited liability company (the "Finger Lakes Seller"), The Prime Outlets at Michigan City Limited Partnership, a Delaware limited partnership (the "Michigan City Seller #1"), The Prime Outlets at Gilroy Limited Partnership, a Delaware limited partnership (the "Gilroy Seller") and Outlet Village of Kittery Limited Partnership, a Delaware limited partnership (the "Kittery Seller", together with the Finger Lakes Seller, the Michigan Seller and the Gilroy Seller shall collectively be referred to herein as "Seller") and F/C Waterloo Development LLC, a Delaware limited liability company (the "Finger Lakes Buyer"), F/C Michigan City Development LLC, a Delaware limited liability company (the "Michigan City Buyer"), F/C Gilroy Development LLC, a Delaware limited liability company (the "Gilroy Buyer"), F/C Kittery Development LLC, a Delaware limited liability company (the "Kittery Buyer"), and Michigan City Parking LLC, a Delaware limited liability company ("Michigan Parking Buyer") together with the Finger Lakes Buyer, the Michigan City Buyer and the Gilroy Buyer shall collectively be referred to herein as "Buyer").

I.  DEFINITIONS

           Unless the context otherwise specifies or requires, for the purposes of this Agreement, the following terms shall have the meanings set forth in this Article I:

          1.1. Additional Michigan City Land. The term "Additional Michigan City Land" shall mean that certain portion of the real property described on Exhibit A owned by the Michigan Parking Seller.

          1.2. Additional Michigan City Buildings. The term "Additional Michigan City Buildings" shall mean, collectively, the buildings and improvements, if any, located on the Additional Michigan City Land.

          1.3. Additional Michigan City Property. The term "Additional Michigan City Property" shall mean, collectively, the Additional Michigan City Land and the Additional Michigan City Buildings.

          1.4. Buildings. The term "Buildings" shall mean, collectively, the buildings and improvements located on the Land. The term "Building" shall mean one of the Buildings.

          1.5. Contracts. The term "Contracts" shall mean, collectively, all of those agreements and contracts relating to the ownership, management and/or operation of all or any part of the Property, excluding Tenant Leases. Buyer shall assume only those Contracts listed on Exhibit H attached hereto, such Contracts being assumed being hereinafter referred to as "Contracts Being Assumed".

          1.6. Deposits. The term "Deposits" shall mean, collectively, all tenant security deposits, whether in the form of cash or letter of credit, held by Seller pursuant to the Tenant Leases, which Deposits are set forth on the Rent Roll attached hereto as Exhibit B.

          1.7. Environmental Agreements. The term "Environmental Agreements" shall mean, collectively, all of those agreements relating to environmental issues affecting the Property which are set forth on Exhibit Q attached hereto.

          1.8. Environmental Insurance Policy. The term "Environmental Insurance Policy" shall mean that certain insurance policy relating to environmental issues affecting the portion of the Property owned by the Kittery Seller which is set forth on Exhibit O attached hereto.

          1.9. Finger Lakes Pilot Agreement. The term "Finger Lakes Pilot Agreement" shall mean that certain Pilot Agreement dated as of June 28, 1994, between the predecessor in interest to the Finger Lakes Seller and the Finger Lakes Ground Lessor, as amended and assigned from time to time.

          1.10. Ground Leases. The term "Ground Leases" shall mean (i) the ground lease of portions of the Land as more particularly described on Exhibit A, between the Finger Lakes Seller as ground lessee, and those parties identified therein as ground lessors (the "Finger Lakes Ground Lessor") and (ii) the ground lease of portions of the Land as more particularly described on Exhibit A, between the Kittery Seller as ground lessee, and those parties identified therein as ground lessors (the "Kittery Ground Lessor") as such ground leases heretofore may have been or hereafter may be amended, restated or otherwise modified. The Finger Lakes Ground Lessor and the Kittery Ground Lessor shall collectively be referred to as the "Ground Lessors".

          1.11. Gilroy Ground Lease. The term "Gilroy Ground Lease" shall mean the ground leases of portions of the Land as more particularly described on Exhibit A (the "Gilroy Ground Lease Land") between the Gilroy Seller as ground lessee, and those parties identified therein as ground lessors (the "Gilroy Ground Lessor"), as such ground leases heretofore may have been or hereafter may be amended, restated or otherwise modified.

          1.12. Hazardous Materials. The term "Hazardous Materials" shall mean asbestos or asbestos-containing materials; oils; petroleum-derived compounds, radon, urea formaldehyde, pesticides; PCBs or any material which constitutes a hazardous or toxic substance under applicable federal or state environmental laws.

          1.13. Intangible Property. The term "Intangible Property" shall mean, collectively, all property owned by Seller other than the Personal Property, the Tenant Leases, the Buildings, the Land, Seller's interest in the Contracts, and the Name Rights, which intangible property is used in connection with the ownership, management and operation of the Land, Buildings, Personal Property, Tenant Leases and Seller's interest in the Contracts. The term Intangible Property shall include, without limitation, all appraisals, engineering, soils, curtain wall, hazardous materials, marketing and other reports and studies relating to the Property, all contract rights, rights under insurance policies (only to the extent that such rights arise from acts, events, or omissions occurring after the Closing Date and, except for the Environmental Insurance Policy, Seller may terminate all such insurance policies at Closing), contract claims (only to the extent that such claims arise from acts, events, or omissions occurring after the Closing Date), claims and actions at law or in equity (except for any claims relating to pre-closing rents in a Tenant bankruptcy), escrow accounts (subject to proration as hereinafter provided), deposits (including, without limitation, utility deposits, subject to proration as hereinafter provided), warranties, guarantees, correspondence with present or prospective tenants or suppliers, advertising materials and telephone exchange numbers identified therewith, the plans and specifications for each Building (to the extent in Seller's possession) and copies of all architectural, engineering and construction proposals in Seller's possession for the remodeling of the Property not yet performed. All Name Rights and computer software are to be expressly deleted from the definitions of "Intangible Property", "Property" and "Personal Property". Notwithstanding anything herein to the contrary, Seller hereby covenants and agrees that Buyer shall be permitted to use Name Rights in connection with all pylon signs located at the Property, at no cost to Buyer, for a period not to exceed ninety (90) days after the Closing Date in accordance with the terms of that certain License Agreement (the "License Agreement") dated as of the date hereof between Prime Retail, L.P., as licensor, and Purchaser, as licensee.

          1.14. Land. The term "Land" shall mean the real property described in Exhibit A and Seller's interest as ground lessee in the Ground Leases, together with any alleys, strips or gores of land, if any, adjoining such real property and abutting properties, whether owned or claimed by deed, limitations or otherwise, and whether or not located inside or outside such real property, together with all rights, titles and interests of Seller in and to any easements, rights of ingress or egress or other interests in, on or under such real property. The term "Land" shall also specifically exclude the Additional Michigan City Land.

          1.15. Laws. The term "Laws" shall mean all applicable laws, ordinances, rules and regulations of all public or quasi-public authorities having or claiming jurisdiction thereof.

          1.16. Leasing Commissions. The term "Leasing Commissions" shall mean, collectively, all brokerage commissions or other compensation to any broker, leasing agent, tenant representative or owner's agent which Seller is or may become obligated to pay in connection with the execution, renewal, extension or expansion of any Tenant Lease. Buyer shall assume only those Leasing Commissions set forth on Exhibit C attached hereto, such Leasing Commissions being assumed being hereinafter referred to as "Leasing Commissions Being Assumed."

          1.17. Name Rights. The term "Name Rights" shall mean, collectively Prime Outlets, Prime and Outlet Village, together with all rights to use such names, and associated and accompanying logos, service marks, and similar design identification marks in connection with the Land and Buildings.

          1.18. Personal Property. The term "Personal Property" shall mean, collectively and without limitation, all of Seller's right, title and interest in all personal property owned or held by Seller, and located on, or used in connection with, the ownership, operation, management or maintenance of the Land, the Buildings, the Intangible Property, the Tenant Leases and Seller's interest in the Contracts, including, without limitation, all furniture, furnishings, fixtures, appliances, machinery, inventory, supplies and equipment and other tangible personal property located on the Property, other than personal property owned by Tenants, gift certificate printing machines and credit card processing machines related thereto, the computer located at the Property owned by the Finger Lakes Seller (the "Finger Lakes Property") dedicated to the gift certificate program, any time clocks not listed on Exhibit D, any office equipment in Prime Retail L.P.'s regional office located at the portion of the Property and owned by the Gilroy Seller. A list of Personal Property (other than Contracts, the Tenant Leases and Intangible Property) is attached hereto as Exhibit D.

          1.19. Property. The term "Property" shall mean, collectively, Seller's interest in all of the following: the Land, the Buildings, the Personal Property, the Deposits, the Contracts Being Assumed, and the Intangible Property. The term "Property" shall also be deemed to refer to any portion of the foregoing described property.

          1.20. Release. The term "Release" shall mean presence, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing.

          1.21. Tenant Leases. The term "Tenant Leases" shall mean, collectively, all leases, licenses, occupancy agreements and rental agreements with respect to the occupancy or use of any portion of the Property by tenants, licensees or occupants of any portion of the Property (collectively, "Tenants" and individually, a "Tenant"), all of which are listed in the rent roll attached hereto as Exhibit B (the "Rent Roll").

          1.22. Title Company. The term "Title Company" shall mean Chicago Title Insurance Company in New York, New York 10017, attention: Robert Simins, telephone no. 212/880-1203.

II.  PURCHASE AND SALE OF THE PROPERTY

          2.1. Purchase and Sale. Seller agrees to sell (or cause to be sold) the Property to Buyer and Buyer agrees to purchase the Property, upon all of the terms, covenants and conditions set forth in this Agreement.

          2.2. Purchase Price. The purchase price for the Property shall be $232,700,000.00 (the "Purchase Price"). The Purchase Price, subject to adjustments and prorations as set forth herein, shall be paid on the Closing Date by the assumption by Buyer of the indebtedness currently encumbering the Property (excluding the Additional Michigan City Land and the Additional Michigan City Buildings) originally from Nomura Asset Capital Corporation as lender (the "Assumed Debt Lender") in the original maximum indebtedness obligation of $180,000,000 (the "Assumed Debt"), plus the payment, by wire transfer of immediately available U.S. funds, in an amount equal to difference between: (a) the Purchase Price; and (b) the sum of (i) the excess, if any, of (A) the purchase price of, together with all of Buyer's costs and expenses (excluding any costs or expenses reimbursed or paid by Seller) incurred in connection with the purchase of, that fee simple interest of the Gilroy Ground Lessor in the property commonly known as Prime Outlets at Gilroy (the "Gilroy Property"), over (B) $6,800,000.00 plus (ii) the then outstanding Amortized Amount as defined and determined on the date of Closing pursuant to the Loan Agreement for the Assumed Debt (together with all other outstanding amounts then due and payable under the documents and instruments evidencing and securing the Assumed Debt (such documents and instruments, as the same heretofore may have been amended, restated or otherwise modified, are hereinafter collectively referred to as the "Assumed Debt Documents"), all of the foregoing being, in addition, subject to proration in accordance with Article V.

          2.3. Bill of Sale. At the Closing, Seller shall assign and transfer to Buyer as of the Closing Date, without any additional consideration therefor, all of its right, title and interest, if any, in and to the Personal Property, pursuant to a bill of sale.

          2.4. Assignment and Assumption of Leases. At the Closing, Seller shall assign and transfer to Buyer and Buyer shall assume as of the Closing Date, without any additional consideration therefor, all of its right, title and interest in and to the Tenant Leases, pursuant to an Assignment and Assumption of Leases between Seller and Buyer.

          2.5. Assignment of Warranties, Permits and Intangible Property. At the Closing, Seller shall assign and transfer to Buyer as of the Closing Date, without any additional consideration therefor, all of its right, title and interest, if any, in and to: (i) all warranties and guaranties in effect with respect to the Property; (ii) all licenses and permits required of the owner of the Property to operate the Property to the extent transferable; and (iii) the Intangible Property, pursuant to an Assignment of Warranties, Permits and Intangible Property from Seller to Buyer.

          2.6. Assignment and Assumption of Contracts. At the Closing, Seller shall assign and transfer to Buyer and Buyer shall assume as of the Closing Date, without any additional consideration therefor, all of its right, title and interest, if any, in and to the Contracts Being Assumed, if any, from and after the Closing Date, pursuant to an Assignment and Assumption between Seller and Buyer.

          2.7. Assignment of Environmental Agreements. At the Closing, Seller shall assign and transfer to Buyer as of the Closing Date, without any additional consideration therefor, all of its right title and interest in and to the Environmental Agreements, pursuant to an Assignment of Environmental Agreements between Seller and Buyer.

          2.8. Purchase Price Allocation. Seller and Buyer agree to allocate the Purchase Price for the Property among the assets comprising same as set forth on Exhibit E.

III.  CONDITIONS

          3.1. Agreement to Treat Information Confidentially. Buyer and Seller hereby covenant and agree that, except as required by law (including, without limitation, any SEC requirements), they will not disclose the terms and conditions of this Agreement (including, but not limited to, the Purchase Price) or any of the information delivered by Buyer or Seller hereunder to any other person or entity without obtaining the prior written consent of the other party hereto to such disclosure (such consent not to be unreasonably withheld). Notwithstanding the foregoing, Seller and Buyer acknowledge and agree that certain disclosures to (i) their counsel, (ii) CapMark Services, L.P. (in its capacity as Servicer under the Assumed Debt Documents), (iii) Sutherland Asbill & Brennan LLP (in its capacity as counsel to CapMark Services, L.P.), (iv) consultants and (v) certain of their other agents as will be necessary in order to perform their respective obligations under this Agreement.

          3.2. Conditions. Anything to the contrary herein notwithstanding, Buyer's obligation to purchase the Property shall be expressly conditioned upon the fulfillment of each of the following conditions precedent (collectively, the "Buyer's Conditions Precedent") on or before the Closing Date:

          (a) Buyer shall have received surveys, title commitments, and such other property documents, as Buyer shall have reasonably required to be delivered;

          (b) Seller shall have delivered tenant estoppel certificates or reliance letters from such Tenants as Buyer shall have required;

          (c) Without duplication of Section 3.2(b) hereof, Seller shall have delivered estoppel certificates from such parties to reciprocal easement and operating agreements affecting any portion of the Property, as Buyer shall have reasonably required;

          (d) Buyer shall have received such written approvals of the transfer of the Property from such governmental authorities as may be required for such transfer and continued use and operation thereof by Buyer (including without limitation, the consent of the Industrial Development Agency of Seneca County);

          (e) Seller shall have delivered (i) if there is a third party property manager, a final lien waiver from the property manager for each portion of the Property or (ii) if there is no third party property manager, a certification whereby Seller represents and warrants to Buyer that there is no third party property manager for each portion of the Property;

          (f) As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall any involuntary case have been commenced against Seller, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or which appoints a Custodian of Seller for all or any substantial part of its property. The term "Bankruptcy Law" means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law;

          (g) On the Closing Date, no action or proceeding shall have been instituted before any court or governmental authority by any governmental authority or third party that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement, the consummation of the transactions contemplated herein, or any obligations of Seller with respect to the Property except as listed on Exhibit I hereto;

          (h) On the Closing Date, Seller's title to the Land and Buildings shall be marketable, good of record and in fact, and free and clear of all mortgages, liens, encumbrances, easements, leases, conditions and other matters affecting title other than those exceptions to title reasonably acceptable to Buyer (the "Permitted Exceptions"), the Tenant Leases and the liens and encumbrances related to the Assumed Debt, and Buyer shall have received the binding commitment of the Title Company to issue the Owner Title Policy (defined below) in at least the amount of the Purchase Price;

          (i) On the Closing Date, Seller shall not be in violation of any of its covenants hereunder, and all of the representations set forth herein (including, without limitation, those set forth in Article IV hereof) shall be true and correct in all respects;

          (j) Buyer shall have received: (i) such consents and approvals from the Assumed Debt Lender as may be required by Buyer; (ii) an estoppel certificate from the Assumed Debt Lender, as may be required by Buyer; and (iii) such other documents and instruments with respect to the assumption of the Assumed Debt from Seller to Buyer as may be required by Buyer;

           (k) Buyer shall have received: (i) such assignment documents with respect to the Ground Leases as may be reasonably required by Buyer; (ii) such consents and approvals from the Ground Lessors as may be required by Buyer; (iii) an estoppel certificate from the Ground Lessors, as may be required by Buyer and consistent with the terms of the Ground Leases;

           (l) Seller and Buyer shall have executed and delivered, without condition, all documents and instruments with respect to that certain loan in the amount of approximately $90,000,000 (the "Prime Loan Documents") from Buyer (or an affiliate thereof) to Seller (or an affiliate thereof), such loan (the "Prime Loan") shall have been consummated contemporaneously herewith;

          (m) On or before the Closing Date, Buyer shall pay the purchase price in connection with Seller's acquisition of the Gilroy Ground Lessor's fee simple interest in the Gilroy Property on terms and conditions satisfactory to Buyer; provided that, any consideration due to the Gilroy Ground Lessor in excess of $6,800,000 shall be (i) paid to the Gilroy Ground Lessor by Seller in which case such sums shall not be credited against the Purchase Price in accordance with Section 2.2. or (ii) paid to the Gilroy Ground Lessor by Buyer, and such sums shall be credited against the Purchase Price in accordance with Section 2.2 hereof; and

          (n) Buyer shall have received satisfactory evidence from Seller and the Gilroy Ground Lessor that: (i) the Gilroy Ground Lease has been terminated, (ii) the outstanding lawsuit filed by the Gilroy Ground Lessor against Seller has been dismissed with prejudice, and (iii) the Gilroy Ground Lessor has executed a release, in form and substance satisfactory to Buyer, releasing Buyer and Seller from any liability in connection with the Gilroy Ground Lease.

          (o) Buyer shall have received: (i) such assignment documents from Seller with respect to Environmental Agreements as may be reasonably required by Buyer; and (ii) evidence that an endorsement naming F/C Kittery Development LLC as an additional insured will be issued by the insurance company providing the Environmental Insurance Policy which endorsement shall be effective as of the Closing Date.

          3.3. Seller's Conditions. Anything to the contrary herein notwithstanding, Seller's obligation to sell the Property shall be expressly conditioned upon the fulfillment of each of the following conditions precedent (collectively, the "Seller's Conditions Precedent") on or before the Closing Date:

          (a) Buyer shall have received such written approvals of the transfer of the Property from such governmental authorities as may be required for such transfer and continued used and operation thereof by Buyer (including without limitation, the consent of the Industrial Development Agency of Seneca County);

          (b) Seller and its parent entities shall have been released from all liability under the Assumed Debt Documents accruing from and after the Closing Date;

           (c) Seller shall have received such consents, approvals and releases from the Ground Lessors as may be reasonably required by Seller;

          (d) Seller and Buyer shall have executed and delivered without condition, all of the Prime Loan Documents;

          (e) On or before the Closing Date, Buyer shall pay the purchase price in connection with Seller's acquisition of the Gilroy Ground Lessor's fee simple interest in the Gilroy Property; provided that, any consideration due to the Gilroy Ground Lessor in excess of $6,800,000 shall be (i) paid to the Gilroy Ground Lessor by Seller in which case such sums shall not be credited against the Purchase Price in accordance with Section 2.2 or (ii) paid to the Gilroy Ground Lessor by Buyer, and such sums shall be credited against the Purchase Price in accordance with Section 2.2 hereof; and

          (f) Seller shall have received satisfactory evidence from the Gilroy Ground Lessor that: (i) the Gilroy Ground Lease has been terminated, (ii) the outstanding lawsuit filed by the Gilroy Ground Lessor against Seller has been dismissed with prejudice, and (iii) the Gilroy Ground Lessor has executed a release, in form and substance satisfactory to Seller, releasing Buyer and Seller from any liability in connection with the Gilroy Ground Lease.

IV.  COVENANTS, REPRESENTATIONS, WARRANTIES AND INDEMNIFICATIONS

          4.1. Seller's Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants the following, as of the date hereof:

          (a) Seller represents and warrants that, except as indicated on Exhibit J hereto, it has kept, observed and performed all of the material obligations to be performed on a timely basis by Seller as landlord under the Tenant Leases, as ground lessee under the Ground Leases and, except as otherwise set forth herein, under the Gilroy Ground Lease, as borrower under the Assumed Debt Documents and as owner under the Assumed Contracts. All individual repair or maintenance work orders for individual tenants required under written agreements made by Seller with the tenants (other than their respective Leases) and all tenant improvement costs in connection with the Leases, which Buyer has agreed to assume are set forth in Exhibit F attached hereto (the "Assumed Tenant Improvement Costs") and Buyer shall receive a credit against the Purchase Price for such amounts.

          (b) Seller represents and warrants that it has not entered into any written or oral service, management, maintenance or real estate commission contract or any other agreement affecting the Property that has not been fully performed and paid by Seller except as indicated on Exhibit K, or terminated by Seller (without cost to Buyer) on or before the Closing Date, other than Contracts Being Assumed.

          (c) Seller covenants that for a period of two (2) years after the Closing Date, on Buyer's request and with reasonable notice, Seller shall make all of its records relating to the Property available to Buyer for inspection, copying and audit by Buyer or Buyer's agents, provided that Buyer shall reimburse Seller for its reasonable out of pocket expenses in connection therewith.

           (d) Seller represents and warrants that it has not sold, assigned or conveyed any right, title or interest whatsoever in or to the Property (other than the Tenant Leases, Ground Leases and the Assumed Contracts), and no liens, security interests, easements, encumbrances, charges (other than charges to be adjusted or paid at Closing) or title conditions affecting the Property, other than the Permitted Exceptions and other than those liens and encumbrances relating to the Assumed Debt, exist with respect thereto.

          (e) Seller represents and warrants that it has not entered into, terminated, altered, amended or otherwise modified, supplemented or granted consent under any of the Ground Leases, except as otherwise disclosed to Buyer in writing.

          (f) Seller represents and warrants that it has not entered into, altered, amended or otherwise modified, supplemented or granted consent under any of the Assumed Debt Documents, except as otherwise disclosed to Buyer in writing.

          (g) Due organization. Seller is duly organized and existing, has the full right and authority to enter into this Agreement and consummate the sale, transfer and assignment contemplated herein, and the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Seller have full power and authority to bind Seller. No consent from any third party is required before the Property may be conveyed to Buyer (other than the consent of the holder of the Assumed Debt, and the Ground Lessors under the Ground Leases).

          (h) Bankruptcy. Seller has not commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor has there been commenced against Seller an involuntary case, nor has Seller consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appointed a Custodian of Seller for all or any substantial part of its property.

          (i) Watertight. All roofing reports prepared by Seller, Seller's property manager or maintenance staff or, to the extent in Seller's possession, by Seller's consultants, vendors or suppliers have been delivered to Buyer.

          (j) HVAC. All material written Tenant complaints (which have not been cured or otherwise satisfactorily resolved with such Tenant) regarding the HVAC system, including without limitation temperature regulation, noise, fumes, odors or indoor air quality have been disclosed to Buyer. Buyer has been given all preventive maintenance reports and recommended repair reports prepared by Seller or Seller's maintenance staff or, if in Seller's possession, prepared by Seller's consultants, equipment vendors, or suppliers.

          (k) Utilities. Seller has not received written notice of any pending or threatened reduction or elimination of any utility service.

          (l) Tenant Complaints. All material written Tenant complaints (which have not been cured or otherwise satisfactorily resolved with such Tenant) regarding the Buildings known to Seller have been disclosed to Buyer.

          (m) No Insurance or Fire Code Violations. Seller has not received any written notices from any insurance company or board of fire underwriters alleging any defects or inadequacies in the Property or any part thereof.

          (n) Leasing Commissions. All leasing commissions or referral fees attributable to the primary term of all Tenant Leases have been or will, by Closing, be paid in full. No brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Tenant Leases, except for the Leasing Commissions Being Assumed.

           (o) Contracts. Seller has heretofore delivered to Buyer true, correct and complete copies of all of the Contracts (including all amendments thereto). Except for the Contracts Being Assumed, there exist no management, maintenance, operating, service, commission or other similar contracts affecting the Property which will survive the Closing and be binding on Buyer. All such Contracts not constituting Contracts Being Assumed have been canceled by Seller as of the Closing Date without penalty or liability to Buyer or will remain the sole responsibility of Seller. No material default or breach exists on the part of Seller or any service contractor under any Contract Being Assumed, except as set forth on Exhibit L. Seller shall use commercially reasonable efforts to obtain any consents required from the applicable contract parties with respect to the assignment to Buyer of each Contract Being Assumed and if any such consent cannot be obtained and the applicable contracting party refuses to perform for Buyer, then Seller shall remain liable for such contract and with respect to Contracts covering motor vehicles shall be entitled to retain or have returned to Seller any motor vehicles covered by such Contract.

           (p) Unpaid Bills. All bills and claims for water and sewer service and for labor performed or materials furnished to or for the benefit of the Property, or assessments for street or other improvements or any other service or labor which could give rise to a lien for the period on or prior to the Closing Date have been paid in full on or prior to the Closing Date. There are no liens for unpaid water and sewer service charges, mechanics' or materialmen's liens, brokers' liens, or assessments for street or other improvements or for any other service or labor which could give rise to a lien (whether or not perfected) on or affecting the Property, except for the Permitted Exceptions and the liens relating to the Assumed Debt.

          (q) Compliance with Other Agreements. Except as to those matters for which consents are to be sought pursuant to the provisions hereof, neither this Agreement nor anything provided to be done hereunder, including, without limitation, the transfer, assignment and sale of the Property violates any written or oral contract, agreement or instrument which affects Seller or the Property or any part thereof and which will become binding on Buyer after the Closing Date.

          (r) Property Documents. Seller has delivered all books, records, reports, correspondence, engineering or other studies or information known to Seller relevant to the construction, maintenance, leasing or operation of the Property, to the extent same are in Seller's possession.

          (s) Statements Not Misleading. None of the representations or warranties in this Agreement, nor any schedule attached hereto nor, to Seller's knowledge any document, certificate or other information prepared by Seller and furnished to Buyer (excluding, however, information prepared by Seller relating to tenant leases and rents, but included in this representation are the Leases themselves and the final Rent Rolls delivered by Seller attached as Exhibit B) pursuant to this Agreement or in connection with the transactions contemplated herein, contains, any untrue statement of a material fact or omits, to state a material fact necessary to make the statements of facts contained therein not misleading.

          (t) Litigation. There are no actions or proceedings pending in which Seller is a named party or are, to the best of Seller's knowledge, threatened against Seller or the Property before any court or administrative agency or arbitrator or mediator, which do or will materially adversely affect the Property, except as disclosed on Exhibit G attached hereto.

          (u) Operating Statements. Seller has delivered to Buyer true, correct and complete copies of those operating statements dated September 30, 2000 relating to the Property required by Buyer.

          (v) Taxes. Seller has paid or, at Closing will pay, all of its ad valorem tax obligations or liabilities pertaining to the Property which are then due and payable. There are no state tax liabilities of any kind applicable to Seller or the Property accrued, due and payable on or before Closing.

          (w) Use and Operation. To Seller's knowledge, the present use and operation of the Property as retail shopping centers is authorized by and in compliance with all applicable zoning and land-use requirements and restrictions. To Seller's knowledge, no portion of the Property has been constructed on property formerly or currently used as a cemetery or, burial grounds. True and complete copies of all licenses, permits and certificates issued in connection with the use and operation of the Property (to the extent same are in Seller's possession) are annexed hereto as Exhibit M. To Seller's knowledge, no default has occurred in the due observance of any condition to any license, permit or certificate relating to the Property, nor is there lacking any license, permit or certificate needed in connection with the ownership or operation of the Property. To Seller's knowledge, valid permanent certificates of occupancy have been issued for the Buildings and remain in full force and effect. To Seller's knowledge the parking lots, garages and decks located on the Land are in full compliance with all applicable Laws, except as disclosed in the engineering reports provided by Seller to Buyer.

          (x) Streets; Eminent Domain. Except as set forth on Exhibit R, Seller has received no notice of any existing, proposed or contemplated plans to widen, modify or realign any street or highway, or any existing or proposed or contemplated eminent domain proceedings which would affect the Property in any way whatsoever, or the present use, size, alignment or location of any streets adjacent to the Property, or any planned public improvements which may be constructed on the surface of or underneath the streets in the vicinity of the Buildings.

          (y) No Violations. Seller has received no notice from any federal, state or local governmental authority of any violation or investigation into an alleged violation, of any Laws, affecting the Buildings or the Property (or any portion thereof).

          (z) No Other Commitments. Except as set forth on Exhibit R, Seller has not made, and to the best of Seller's knowledge, no one else has made any commitments to or agreements with any federal, state or local governmental authority or agency affecting the Property which have not been disclosed to Buyer in writing.

          (aa) ADA Compliance. Seller has delivered to Buyer all surveys performed by or on behalf of Seller to determine compliance of the Buildings with the Americans With Disabilities Act of 1990, as amended ("ADA"). To Seller's knowledge no notices or complaints involving any violation of the ADA have been filed and Seller is not aware of and has not received nor been served with any notice, complaint or service involving any ADA complaint or violation at the Buildings, whether such complaint or violation is alleged or was filed against Seller or, to Seller's knowledge, against any Tenant.

          (bb) Environmental. Seller has delivered to Buyer true and correct copies of all environmental reports and environmental site assessments prepared by or on behalf of Seller (or in Seller's possession) in connection with the Property and copies of all information in its possession regarding the adjoining NIPSCO property at Michigan City. Except as disclosed to Buyer, Seller has not received any written complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, or the release or threatened release of any Hazardous Materials, or with respect to any other environmental, health or safety matters affecting the Property, or any part thereof, and except as disclosed to Buyer, has no notice of any such air emissions, water discharges, noise emissions or Hazardous Materials in, on, over, under or adjacent to the Property. Seller has not filed any notice under any federal or state law indicating past or present treatment, storage or disposal of any Hazardous Material on the Property, or into the indoor or outdoor environment of the Property. The foregoing representations and warranties do not cover the presence of Excluded Materials (hereafter defined) from whatever the source on, in or under the Property. "Excluded Materials" shall mean (x) Hazardous Materials, other than asbestos containing materials, which may be present in lawful amounts and stored in accordance with applicable Laws as components of paints (excluding lead-based paints), glues, fuels, photocopy equipment supplies, janitorial supplies, cleaning agents and solvents in quantities commonly stored, found or maintained for similar uses in retail shopping centers similar to the Buildings, and (y) mastic containing asbestos and asbestos containing materials in floor tile that are not friable.

           (cc) Personal Property. The Personal Property is free and clear of liens and encumbrances other than the Permitted Exceptions and liens and encumbrances relating to the Assumed Debt and those equipment leases and equipment financing security interests constituting part of the Assumed Contracts. There is no personal property, including without limitation furniture, fixtures or supplies, owned by Seller and used by Seller on a substantially exclusive basis in connection with the use and operation of the Property except for the Personal Property and those items expressly excluded from the Property hereunder. Seller covenants that any such additional personal property discovered by Buyer or Seller after Closing shall be transferred to Buyer at no additional cost hereunder free and clear of all liens, claims and encumbrances other than the Permitted Exceptions and liens and encumbrances relating to the Assumed Debt and those equipment leases and equipment financing security interests constituting part of the Assumed Contracts.

          (dd) Tenant Leases. All existing Tenant Leases are listed in the Rent Roll. Seller has delivered, prior to the date hereof, to Buyer true and complete copies of all Tenant Leases including, but not limited to all amendments and notices of commencement and renewal and all correspondence related thereto, with the exception of that certain lease with Motherhood Maternity at the Finger Lakes Property. The Rent Roll is accurate as to the information set forth therein in all material respects as of the date set forth therein. Except as set forth in the Rent Roll and the Tenant Leases, Seller has not entered into any oral or written Tenant Leases, nor has Seller given any person (other than the Tenants named in the Rent Roll) any right of possession to the Property or any part thereof, and there are no other Tenant Leases or rights of possession. Except as set forth in the Rent Roll and the Tenant Leases, Seller has not given any concessions of any kind or character (including, without limitation, free or reduced rent, free or reduced parking, buy-out, finish out, moving, refurbishment, Tenant equity in the Property, cash payments to Tenants, lease assumptions and other concessions or allowances granted to induce a Tenant to enter into a lease, or expand or renew a lease, (collectively, "Concessions")) to any Tenant. No rent under any Tenant Lease has been paid more than one (1) month in advance by any Tenant. No Tenant has made any claim against Seller for any security deposits or other deposits (which has not been satisfied), and, except as set forth in Exhibit B, no Tenant has any defense or offset to rent accruing after the Closing Date. The Tenant Leases described in the Rent Roll are in full force and effect (except as to Tenants in bankruptcy who may assume or reject such Tenant Leases) and, except as set forth on the Rent Roll, no breach exists in the payment of rents except as shown on the Rent Roll, no other default or breach exists on the part of any Tenant thereunder except as disclosed to Buyer in writing or identified on the Rent Roll, and except as set forth in Exhibit B, Seller has not received any notice of any alleged default or breach on the part of Seller thereunder. All Deposits (and a statement as to whether interest is payable thereon in accordance with the terms of the applicable Tenant Lease) are listed in the Rent Roll.

          (ee) Option Conflicts. To the best of Seller's knowledge, no adverse economic effect from or conflicts exist between rights of expansion, extension and first refusal or opportunity held by Tenants, and all such rights have been subordinated to the rights of lenders and, to the extent necessary to avoid conflict, to superior rights of other Tenants.

           (ff) No Options. No commitment, obligation or agreement relating to the purchase, sale or transfer of the Property, including without limitation any right of first refusal, purchase option or redemption right, which would or could prevent Seller from completing the transfer of the Property hereunder or which would bind Buyer subsequent to the Closing Date, has been granted to any Tenant or any other party (other than transfers of leasehold estates under the Tenant Leases and equipment leases constituting part of the Assumed Contracts). The right of first refusal set forth in that certain lease dated as of August 16, 1983, between the predecessor in interest to the Kittery Seller, as landlord, and Lenox China, as tenant, is no longer in force and effect.

          (gg) No Subleases. Seller has no knowledge of any subleases or assignments executed on the part of any Tenant that have not been disclosed in the Rent Roll other than subleases or assignments that did not result in the change of a trade name.

           (hh) Underlying Title Documents. To Seller's best knowledge, there are no material violations by any party under any restrictions, easement or operating agreements, or similar reciprocal easement or operating agreements, with respect to any portion of the Property, including, without limitation those agreements listed on Exhibit S attached hereto.

           (ii) Assumed Debt Documents. Seller has delivered true, correct and complete copies of all of the Assumed Debt Documents and there are no breaches or violations under any of such documents by Seller (or the applicable borrower thereunder) or the Assumed Debt Lender, or any conditions which, with notice or the passage of time could ripen into a default thereunder.

           (jj) Ground Leases. Seller has delivered true, correct and complete copies of all of the Ground Leases and there are no breaches or violations under any of such documents by Seller (or the applicable ground lessee thereunder) or the Ground Lessor, or any conditions which, with notice or the passage of time could ripen into a default thereunder. Seller has delivered true, correct and Complete copies of the Gilroy Ground Lease.

          (kk) Labor Issues. No strikes or other material labor disputes are pending or, to Seller's knowledge, threatened with respect to any portion of the Property. Seller is not a party to, or is bound by, any collective bargaining agreement, management agreement, consulting agreement or any employment agreement. There is no organizing activity involving the employees of Seller pending or, to Seller's knowledge, threatened, by any labor union or group of employees. There are no representation proceedings pending or, to Seller's knowledge, threatened, with the National Labor Relations Board, and no labor organization or group of employees has made a pending demand for recognition. There are no complaints or charges against Seller pending, or to Seller's knowledge, threatened to be filed, with any governmental authority or arbitrator based on, arising out of, in connection with or otherwise relating to, the employment or termination of employment by Seller of any individual, except as set forth on Exhibit P. All employees working at the Property (or any portion thereof) are listed on Exhibit N, which includes for each employee his or her (i) name, (ii) job description, (iii) salary and (iv) date of employment. Except as described on Exhibit N, no employee at the Property (or any portion thereof) is covered by a union contract, collective bargaining agreement, employment agreement, deferred compensation agreement or other agreement of any kind. Exhibit N also sets forth a summary description of Seller's existing employment policies and practices with respect to vacations, sick days, personal days, bonuses, raises, promotions, discharges, overtime, work responsibilities, benefits, retirement, severance pay and other relevant matters. Seller shall remain liable for all accrued and outstanding vacation time of such employees and shall pay same to the employee in question promptly after the Closing.

           (ll) Insurance Policies. All of Seller's insurance policies covering the Property, together with the name, title and phone numbers of all appropriate contacts, are listed on Exhibit O attached hereto. No notice has been received by Seller from the insurance company which issued any of such policies stating that any of such policies is not in full force and effect.

           The representations and warranties set forth in this Section 4.1: (i) shall survive the consummation of the transactions contemplated hereby (the "Closing") for a period of twelve (12) months as to the status of facts as they exist on the Closing Date, it being understood that Seller makes no representations and warranties which would apply to changes occurring after the Closing; (ii) are material and being relied upon by Buyer (and Buyer may rely on Seller's representations and warranties, notwithstanding that Buyer has conducted its own investigations and examinations); and (iii) is true in all respects as of the date hereof except as set forth in Exhibit G attached hereto. The term "Seller" as used in this Section 4.1 shall include the owners of the Property and shall include the managers (or acting managers) of the Property if the same are different from the Seller.

          4.2. Breaches of Seller's Warranties. If Buyer discovers any of the foregoing representations and warranties to be materially incorrect after Closing, Buyer shall have all of its rights and remedies at law or in equity.

          4.3. Buyer's Express Warranties and Covenants. Buyer hereby represents and warrants to Seller that: (a) Buyer is duly organized and validly existing under the Laws of the state pursuant to which it was organized, and Buyer, or its assignee taking title to the Property, is duly organized, validly existing, and duly authorized to do business in the states where the Property is located as of the Closing: and (b) Buyer has: (i) all requisite power and authority to: (A) own its property and operate its business; and (B) enter into this Agreement and consummate the sale contemplated herein; and (ii) by proper action, duly authorized the execution and delivery of this Agreement and the consummation of the sale herein contemplated. All of Purchaser's insurance policies covering the Property, together with the name, title and phone numbers of all appropriate contacts, are listed on Exhibit O. Buyer covenants that after the Closing Date, no more frequently than once every two months and with reasonable notice, Buyer shall make all of its records relating to the calculations and reconciliation of the adjustments under Section 5.3 available to Seller for inspection, copying and audit by Seller's outside accountants provided that Seller shall reimburse Buyer for its reasonable out of pocket expenses in connection therewith. The rights granted hereunder shall terminate with respect to those items to be adjusted under paragraphs (a) and (c) through (d) of Section 5.3 on July 31, 2001 and with respect to the percentage rents to be adjusted under paragraph (b) of Section 5.3 on February 28, 2002.

          4.4. Indemnification and Environmental Matters.

          (a) Seller agrees to indemnify Buyer, its partners, members, shareholders, officers, directors and employees (the "Indemnitees") from and against, and to defend and hold them harmless from and against, any claim, loss, cost, liability, damage, expense, fees or fines (including reasonable attorneys' fees and costs), or actions with respect thereto, only if the same are direct (and not consequential but regardless of whether foreseeable, unforeseeable, past, present or future (collectively, "Claims"), asserted against, incurred or suffered by Buyer in connection with, related to or arising from: (i) the acts, events or omissions of Seller or anyone acting by or through Seller occurring prior to the Closing Date; (ii) any litigation instituted (or threatened in writing) prior to the Closing Date (including, without limitation, those litigations referenced on Exhibit G, Exhibit I and Exhibit P other than the Michigan City title action) as to which this Section 4.4 shall apply); (iii) the breach of any of the covenants set forth herein; (iv) the Tenant Leases and the Contracts, in connection with, arising from or related to, acts, events or omissions occurring prior to the Closing Date; (v) the Assumed Debt, in connection with, arising from or related to, acts, events or omissions occurring prior to the Closing Date; (vi) the Ground Leases, in connection with, arising from or related to, acts, events or omissions occurring prior to the Closing Date; (vii) the untruth or inaccuracy of any of the representations and warranties made by Seller in this Agreement (but as to this item (vii), Seller's obligations under this Section 4.4(a) shall survive only for so long as the representation or warranty survives); or (viii) the Gilroy Ground Lease, in connection with or arising from or related to acts, events or omissions occurring before or after the Closing Date. Notwithstanding the foregoing, nothing contained herein in Section 4.4 (a) shall require Seller to indemnify any Indemnitee for Claims arising as a result of the gross negligence or willful misconduct of such Indemnitee.

          (b) Buyer agrees to indemnify Seller, its partners, members, shareholders, officers, directors and employees against and to defend and hold them harmless from any Claim asserted against, incurred or suffered by Seller in connection with, related to or arising from (i) the acts, events or omissions of Buyer occurring on or after the Closing Date and related to the Property (other than with respect to Claims for which Buyer is indemnified pursuant to the provisions hereof), (ii) the breach of any covenant of Buyer set forth herein, or (iii) any liability or obligation of Buyer first accruing on or after the Closing Date with respect to the ownership or operation of Property, and which would not otherwise constitute a breach of Seller's representations and warranties hereunder and from the Tenant Leases, the Assumed Debt, the Assumed Contracts and the Ground Leases arising from or related to acts, events or omissions of Buyer occurring from and after the Closing Date. Notwithstanding the foregoing, nothing contained herein in Section 4.4(b) shall require Buyer to indemnify any of the previously referenced parties for Claims arising as a result of the gross negligence or willful misconduct of such party.

          (c) The obligations of Seller to pay any amounts which Seller is obligated to pay pursuant to Section 4.4(a) above shall be the joint and several obligations of Seller, Prime Retail, L.P. ("Prime") and Prime Retail, Inc. ("Prime Inc.", together with Prime shall collectively be referred to herein as the "Prime Guarantor") and Buyer may look to either or both of Seller or Prime Guarantor for the satisfaction of such payment obligations.

          (d) The indemnifications set forth in this Article IV and set forth elsewhere in this Agreement shall survive the Closing, subject to any express limitations on their survival.

           (e) Seller will obtain for Buyer within 45 days after the Closing Date (a) environmental insurance covering the Property owned by the Kittery Seller (the "Kittery Property") on terms identical in all material respects to the environmental policy currently held by Seller on the Kittery Property, and (b) environmental insurance covering the Property owned by the Michigan City Seller and the Additional Michigan City Property on terms set forth on Exhibit T attached hereto and on such additional terms as are reasonably approved by Buyer and customarily available for this type of insurance. All premiums and costs to obtain the policies will be paid by Seller. Buyer will be responsible for all deductibles. Buyer will fully and promptly cooperate with Seller's efforts including providing all environmental reports in Buyer's possession requested by the insurer. Seller will not be required to provide any environmental indemnities.

          4.5. Prime's Representations, Warranties and Covenants. Prime Retail, L.P. ("Prime") hereby represents, warrants and covenants the following as of the date hereof:

          (a) Prime represents and warrants that it has not entered into any written or oral service, management, maintenance or real estate commission contract or any other agreement affecting the Additional Michigan City Property that has not been fully performed and paid by Prime, or terminated by Prime (without cost to Buyer) on or before the Closing Date, other than Contracts Being Assumed.

          (b) Prime represents and warrants that it has not sold, assigned or conveyed any right, title or interest whatsoever in or to the Additional Michigan City Property, and to Prime's knowledge, no liens, security interests, easements, encumbrances, charges (other than charges to be adjusted or paid at Closing) or title conditions affecting the Additional Michigan City Property, other than the Permitted Exceptions, exist with respect thereto.

          (c) Due organization. Prime is duly organized and existing, has the full right and authority to enter into this Agreement and consummate the sale, transfer and assignment contemplated herein, and the person or persons signatory to this Agreement and any document executed pursuant hereto on behalf of Prime have full power and authority to bind Prime. No consent from any third party is required before the Additional Michigan City Property may be conveyed to Buyer.

           (d) Bankruptcy. Seller has not commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor has there been commenced against Prime an involuntary case, nor has Prime consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any Bankruptcy Law that is for relief against Prime in an involuntary case or appointed a Custodian of Prime for all or any substantial part of its property.

          (e) Leases and Leasing Commissions. There are no leases affecting the Additional Michigan City Property and there are no commissions or referral fees attributable to the Additional Michigan City Property.

          (f) Contracts. Seller has not entered into any contracts affecting the Additional Michigan City Property.

           (g) Unpaid Bills. All bills and claims for water and sewer service and for labor performed or materials furnished to or for the benefit of the Additional Michigan City Property, or assessments for street or other improvements or any other service or labor which could give rise to a lien for the period on or prior to the Closing Date have been paid in full on or prior to the Closing Date. There are no liens for unpaid water and sewer service charges, mechanics' or materialmen's liens, brokers' liens, or assessments for street or other improvements or for any other service or labor which could give rise to a lien (whether or not perfected) on or affecting the Additional Michigan City Property.

           (h) Litigation. There are no actions or proceedings pending against Seller which do or will materially adversely affect the Additional Michigan City Property.

          (i) Taxes. Prime has paid or, at Closing will pay, all of its ad valorem tax obligations or liabilities pertaining to the Additional Michigan City Property which are then due and payable. There are no state tax liabilities of any kind applicable to Prime that could constitute a lien on the Additional Michigan City Property accrued, due and payable on or before Closing.

          (j) Use and Operation. To Seller's knowledge, the present use and operation of the Additional Michigan City Property for parking is authorized by and in compliance with all applicable zoning and land use requirements and restrictions. To Seller's knowledge, no portion of the Additional Michigan City Property has been constructed on property formerly or currently used as cemetery or burial grounds.

           (k) Streets; Eminent Domain. Seller has received no notice of any existing, proposed or contemplated plans to widen, modify or realign any street or highway, or any existing or proposed or contemplated eminent domain proceedings which would affect the Additional Michigan City Property in any way whatsoever, or the present use, size, alignment or location of any streets adjacent to the Additional Michigan City Property, or any planned public improvements which may be constructed on the surface of or underneath the streets in the vicinity of the Additional Michigan City Property.

           (l) No Violations. Seller has received no notice from any federal, state or local governmental authority of any violation or investigation into an alleged violation, of any Laws, affecting the Additional Michigan City Property.

           (m) No Other Commitments. Except as set forth on Exhibit R, Seller has not made, and to Seller's knowledge, no one else has made any commitments to or agreements with any federal, state or local governmental authority or agency affecting the Additional Michigan City Property which have not been disclosed to Buyer in writing.

           The representations and warranties set forth in this Section 4.5: (i) shall survive the consummation of the transactions contemplated hereby (the "Closing") for a period of twelve (12) months as to the status of facts as they exist on the Closing Date, it being understood that Prime makes no representations and warranties which would apply to changes occurring after the Closing; (ii) are material and being relied upon by Buyer (and Buyer may rely on Prime's representations and warranties, notwithstanding that Buyer has conducted its own investigations and examinations); and (iii) is true in all respects as of the date hereof except as set forth in Exhibit Gattached hereto.

          4.6. Breaches of Prime's Warranties. If Buyer discovers any of the foregoing representations and warranties to be materially incorrect after Closing, Buyer shall have all of its rights and remedies at law or in equity.

V.  TITLE AND CLOSING

          5.1. Title. Seller shall cause title to the Land and Buildings to be conveyed to Buyer by one or more good and sufficient special warranty deeds or assignments, subject only to the Permitted Exceptions and the liens and encumbrances relating to the Assumed Debt.

          5.2. Closing.

          (a) At the Closing, Seller shall deliver or cause to be delivered to the Title Company the following documents, duly executed (and where appropriate, acknowledged in accordance with Buyer's and Seller's written closing instructions):

          (b) Deeds to the Property and, where applicable, assignments of the Ground Leases;

(i) The bill of sale;

(ii) The counterpart of the Assignment and Assumption of Leases, with a current rent roll attached thereto;

(iii) The Assignment of Warranties, Permits and Intangible Property;/P>

(iv) The counterpart of the Assignment and Assumption of Contracts;

(v) A Non-Foreign Affidavit;

     (vi)    A counterpart of an agreement (the “Designation Agreement”) designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder;

(vii) Those Tenant estoppels and reliance letters received from Tenants, as required hereunder;

(viii) The estoppel certificates from the parties to the reciprocal easement and operating agreements, as required hereunder;

(ix) Copies of notices to each of the Tenants of the Property advising them of the sale of the Property to Buyer and the transfer of their Deposits (the “Tenant Notices”);

     (x)    Any other transfer documents reasonably requested by Buyer or Title Company, including, without limitation, any necessary environmental disclosure documents required under applicable Law as a condition to the transfer;

(xi) Reasonable evidence of the capacity and authority of Seller to execute this Agreement and the documents required to be executed and delivered hereunder;

     (xii)    One or more ALTA extended coverage Owner’s Policies of Title Insurance Form B issued by the Title Company (and by such reinsurers and coinsurers, in amounts of secondary and tertiary liability, as Buyer deems acceptable) in the allocated amount of the Purchase Price and otherwise in form and substance as may be required by Buyer;

     (xiii)    Executed originals of the Tenant Leases, original sets (or copies) of the plan and specifications with respect to the Property, originals (to the extent available) of the Assumed Debt Documents, and originals (to the extent available) of the Intangible Property;

(xiv) UCC-1 searches of each owner of any portion of the Property, showing no liens other than Permitted Exceptions and liens related to the Assumed Debt;

(xv) Certified copy of the rent roll for the Property;

(xvi) All keys and master key patterns in the possession or control of Seller to all locks located in the Property;

(xvii) The consents, estoppel certificates and other documents and instruments required hereunder in connection with the assumption of the Assumed Debt;

(xviii) The consents, estoppel certificates and other documents and instruments required hereunder in connection with the assignment and assumption of the Ground Leases;

(xix) Such other documents or instruments as may be reasonably required to consummate the transaction contemplated hereby, whether required by Buyer or the Title Company;

(xx) Seller's written closing instructions to the Title Company in accordance with the terms of this Agreement;

(xxi) Estoppel Certificate of the Town of Junius Waste Water Disposal District #1;

(xxii) Assignment and Assumption of the Finger Lakes Pilot Agreement;

(xxiii) Intentionally Omitted;

(xxiv) such other documents or instruments as may be required hereunder in connection with the Gilroy Ground Lease;

(xxv) the Assignment of Environmental Agreements; and

(xxvi) a Deed from Prime to the Additional Michigan City Property.

           (c) Buyer shall (i) pay the purchase price in connection with Seller's acquisition of the Gilroy Ground Lessor's fee simple interest in the Gilroy Property (subject to adjustment in accordance with Section 2.2 hereof), (ii) deliver to the Title Company's escrow account for disbursement to pay off all indebtedness presently encumbering the Property (other than the Assumed Debt and the Assumed Contracts), to pay Seller's closing costs, and the balance to be paid to Seller, in accordance with Buyer's and Seller's written closing instructions, immediately available U.S. funds in the amount of the Purchase Price adjusted as set forth in this Agreement (the "Seller's Funds") and (iii) deliver the following documents, duly executed (and, where appropriate, acknowledged):

(i) A counterpart of the Assignment and Assumption of Leases;

(ii) A counterpart of the Assignment and Assumption of Contracts;

(iii) A counterpart of the Designation Agreement;

(iv) Any other documents required to consummate or otherwise effectuate the transactions contemplated hereby;

(v) Reasonable evidence of Buyer's capacity and authority for executing the documents required to be executed by Buyer herein; and

(vi) Buyer's written closing instructions in accordance with the terms of this Agreement.

(vii) A counterpart of the License Agreement;

(viii) A counterpart of the Assignment and Assumption of Finger Lakes Pilot Agreement;

(ix) A counterpart of the Assignment of the Finger Lakes Ground Lease;

(x) A counterpart of the Assignment of the Kittery Ground Lease; and

(xi) A counterpart of the Assignment of Environmental Agreements.

          5.3. Prorations and Credits.

           (a) All rentals (including all CAM, tax, insurance and trash charges, but excluding all marketing and promotional charges and all percentage rentals) and all other income related to the Property shall be prorated between Seller and Buyer effective as of 12:00 midnight on the day prior to the Closing Date (the "Proration Time") based in the case of December rentals only, on rentals invoiced without regard to amounts actually collected. All rentals received by Seller prior to the Closing Date for months after the Closing Date shall be credited to Buyer at Closing.

          (b) Percentage rentals under each Tenant Lease shall be adjusted between Seller and Buyer based on the lease year or other applicable annual period used to compute percentage rent under the Tenant Lease (the "Lease Year") with Seller being entitled to a fraction of the total percentage rent paid by the Tenant for the Lease Year determined by dividing the number of days in such Lease Year through the Proration Time by the total number of days in the Lease Year, with Buyer being entitled to the balance. For instance, if the Proration Time is midnight on December 21, 2000, the Lease Year for a particular tenant expires on January 31, 2001, and the total percentage rent paid by the Tenant is $10,000, Seller would be entitled to $8876.71 (314/365 x $10,000). The adjustment for percentage rentals shall not occur on the Closing Date, but shall occur on a Tenant Lease by Tenant Lease basis promptly after the percentage rent is paid as set forth in the post closing procedure attached as Exhibit S.

           (c) Promotional and marketing payments by Tenants, and promotional and marketing expenses for calendar year 2000 shall not be adjusted at Closing. Seller shall be solely entitled to all such payments and solely responsible for all such expenses. Instead, on a Property by Property basis, Seller shall credit Buyer at Closing with an amount equal to the excess of the promotional or marketing fund payments received by Buyer over the promotional or marketing fund expenses paid by Seller for the 2000 calendar year (including carry-forwards). Buyer acknowledges and agrees that the amounts credited to Buyer pursuant to this subsection 5.3 (c) shall be used for future promotional and marketing fund expenses. Seller shall not receive a credit if, as to a particular Property, the promotional or marketing fund expenses for the 2000 calendar year (including carry-forwards) exceed the promotional or marketing fund charges received for the 2000 calendar year. The provisions of this paragraph (c) shall not apply to Kittery.

          (d) Rents payable under the Ground Leases shall be prorated as of Proration Time. All operating expenses (including utility charges and Contract charges (but only to the extent same are in connection with Contracts Being Assumed), but excluding all marketing and promotional expenses for Michigan City, Gilroy and Finger Lakes) relating to the Property shall be prorated between Seller, and Buyer as of the Proration Time. Seller shall pay in full all invoices, bills and other obligations relating to the Property for the period prior to the Closing Date, regardless of whether the invoices, bills and evidences of other obligations are received prior to, on or after the Closing Date. To the extent practicable, utility meters (other than those payable directly by Tenants to the public utilities) shall be read no more than one business day prior to the Closing Date. Seller shall assign to Buyer all of Seller's right, title and interest in all utility security deposits and Seller shall receive a credit therefor.

          (e) All Deposits made by Tenants of the Property as security for rent, cleaning or any other purpose (whether identified as refundable or non-refundable) that have not been applied in accordance with the terms of the leases shall be paid to Buyer as of the Closing Date, together with, if applicable, the amount of interest then accrued at the interest rate payable with respect thereto in accordance with the terms of the applicable Tenant Lease. If any Deposit is in the form of a letter of credit, such letter of credit shall be transferred by Seller to Buyer on the Closing Date if it is transferable, or if such letter of credit is not transferable, Seller shall cause the Tenant to deliver a replacement letter of credit, or, at Buyer's option, Seller and Buyer shall execute and deliver on the Closing Date an appropriate agreement pursuant to which the benefits of such letter of credit are made available to Buyer.

          (f) Except for December rentals as provided above, no prorations shall be made for delinquent rentals under the Tenant Leases. Buyer shall use reasonable efforts to collect or attempt to collect such rentals for the benefit of Seller but shall not be required to spend more than nominal sums or to declare a Tenant in default to do so. Buyer agrees, for a period of six (6) months after the Closing Date, to include in its billing to Tenants, invoices for these delinquent rents prepared by Seller and provided to Buyer, and agrees to refer Tenants having questions as to their invoices to a designated contact person of Seller. Buyer shall not have the right to forgive the delinquent rentals. Seller shall have no right to attempt to collect delinquent rents (except as specifically provided above) on or after the Closing Date and shall not bring (or threaten to bring) any actions against any Tenants with respect thereto, except that Seller may (i) file and prosecute claims for pre-closing rents in a Tenant bankruptcy and (ii) bring any claim or counter-claim relating to pre-closing events against a Tenant that files a legal action against Seller.

           Rents (exclusive of percentage rentals) collected after the Closing Date shall be applied first to current rents, second to rents past due after the Closing Date, and third to rents past due prior to the Closing Date. Notwithstanding the forgoing, as to December delinquent rentals, Seller shall deliver to Buyer at Closing a list of such delinquencies and any subsequent rents collected after the Closing Date and clearly designated as payment of December rentals shall be applied first to December rentals.

          (g) Seller shall deliver to Buyer in cash at Closing an amount equal to all unpaid Leasing Commissions.

           (h) At Closing, Seller shall credit to Buyer an amount equal to all 1999 CAM, tax, trash and insurance (collectively, "Additional Charges") reconciliations due Tenants under Tenant Leases and not previously paid or credited to Tenants. Buyer shall retain such credits in escrow and to the extent such credit is not claimed by a Tenant, shall remit such amount back to Seller. Seller shall prepare reconciliations for calendar year 2000 Additional Charges paid by tenants under the Tenant Leases, and Buyer shall provide to Seller information as to all such expenses of Buyer includible therein in sufficient time to allow Seller to prepare the reconciliations. Once approved, Buyer shall promptly send reconciliations to the Tenants and invoice all tenants for any shortages in payments of the Additional Charges. Promptly after approval thereof by Buyer, Seller shall reimburse Buyer for any overpayments of Additional Charges attributable to the period of Seller's ownership under the Tenant Leases (such that, after taking into account the prorations elsewhere in this Section 5.3, neither Seller nor Buyer shall have retained Additional Charges in excess of what each spent. Similarly, Buyer shall reimburse Seller promptly after receipt of same from Tenants for any shortages attributable to the period of Seller's ownership to the extent Buyer receives reimbursement from Tenants under Tenant Leases.

           (i) All general and special real property, personal property and other ad valorem taxes and assessments for the Property and all other governmental taxes, fees, charges and assessments affecting the Property or any part thereof (including sewer assessments and Pilot payments at Finger Lakes) shall be prorated as of the Proration Time, on the basis of the most recent reliable information available (which, in the case of real property taxes and assessments, shall be the most current real property tax bill available). Buyer shall receive a credit in an amount equal to all of such taxes which are either due and payable as of the Closing Date (and are unpaid) or are accrued but are not yet due and payable and Seller shall receive a credit in an amount equal to all such taxes paid by Seller for periods after the Proration Time.

           All special taxes or assessments which are levied or assessed by any governmental authority on or before the Closing Date shall be paid by Seller, regardless of whether such installments are due subsequent to the Closing Date. Seller shall remain solely responsible for and shall promptly pay before their due dates all real property taxes and assessments (including, without limitation, supplemental or escaped assessments) relating or attributable to periods prior to the Closing Date, regardless of when notice of such taxes or assessments is received or who receives the notice.

           (j) Under the Assumed Debt Documents, escrows are maintained by the Assumed Debt Lender for (i) taxes and insurance, (ii) ground lease payments (including under the Gilroy Ground Lease) (iii) deferred maintenance, and (iv) capital reserves. At Closing, Seller shall receive a credit for the amounts in the tax and insurance escrow and the ground lease escrow, but shall not receive a credit for the deferred maintenance escrow and the capital reserve escrow.

          After Closing, Seller shall have the right to prepare requests for reimbursement from the deferred maintenance escrow for those amounts shown as having been completed on Exhibit ______ hereto, which requests Buyer agrees to promptly forward to the Assumed Debt Lender. Any sums released by the Assumed Debt Lender for such requests shall be promptly paid to Seller upon receipt by Buyer. After Buyer completes the remaining work required under the Assumed Debt Documents to be performed in connection with the deferred maintenance escrow and receives reimbursement for the costs it incurred in performing such work, if any additional funds remain in the deferred maintenance escrow, Buyer shall request the release of such excess funds from the escrow and when received, shall promptly pay such excess funds to Seller.

          After Closing, Seller shall have the right to prepare requests for reimbursement of capital expenses paid by Seller and not previously reimbursed from the capital reserve escrow, which request Buyer agrees to promptly forward to the Assumed Debt Lender. Any sums released by the Assumed Debt Lender for such requests shall be promptly paid to Seller upon receipt by Buyer.

          (k) On or before March 31, 2000, Seller shall prepare a final reproration of all amounts to be adjusted under paragraphs (a), (c), (d), (e), and (g) hereof and submit same to Buyer for approval. Promptly after approval by Buyer, Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, any amounts required to be readjusted by such reproration. No further reproration shall be made for such items thereafter.

           (l) All gift certificates issued by Seller prior to Closing shall remain the sole responsibility of Seller, and Seller agrees to honor such gift certificates for so long as they remain effective. Notwithstanding any contrary provisions of this Agreement, Seller shall retain ownership of, and shall remove from the Property, all current gift certificates, and the printers, credit card processors and Compaq computers dedicated to issuing gift certificates.

          (m) Seller and Buyer shall implement the provisions of this section by following the post closing adjustment procedure identified in Exhibit U.

          5.4. Closing Costs. Seller shall pay the cost of all transfer, conveyance and recordation taxes whatsoever imposed by any governmental authority upon this transaction, all title insurance premiums (including, without limitation, all applicable endorsements) for the Owner title policy and related survey costs, recording fees and Title Company fees for title examination and escrow. All other normal and customary costs of closing (including, without limitation, (i) engineering inspections and reports, (ii) one-half of any expenses incurred by Ernst & Young in connection with the preparation of audited financial statements for the Property for 2000, as required under the Assumed Debt Documents, and (iii) Buyer's attorneys' fees) shall be borne by Seller.

          5.5. Possession. Right to possession of the Property shall transfer to Buyer on the Closing Date. Promptly following Closing, Seller shall deliver the Tenant Notices to all Tenants, and shall notify all parties with whom Seller has Contracts Being Assumed of the transfer of the Property. Notwithstanding the forgoing, Prime Retail L.P. shall be entitled to retain possession of its existing regional management office at Gilroy through, and only through, January 31, 2001.

          5.6. Leasing Commissions. At Closing, Buyer shall assume the obligation to pay the Leasing Commissions Being Assumed. Any other commission, listing or referral fees existing at Closing and not paid or credited by Seller to Buyer at Closing shall be paid or discharged by Seller; such obligations shall survive the Closing.

VI.  COMMISSIONS

          6.1. Brokerage Commissions and Finder's Fees. Seller hereby represents and warrants to Buyer that it has not dealt with any broker, finder or any other similar person in connection with the sale of the Property. Seller hereby indemnifies the Indemnitees for any Claim related to a breach of the foregoing representation and warranty. Buyer hereby represents and warrants to Seller that it has not dealt with any broker, finder or any other similar person in connection with the purchase of the Property. Buyer hereby indemnifies Seller for any Claim related to a breach of the foregoing representation and warranty. Notwithstanding the foregoing, the parties acknowledge that in connection with the Prime Loan and the sale of the Property, Seller is paying the Loan Fee pursuant to the Prime Loan Documents.

VII.  DEFAULT

          7.1. Default; Remedies.

          (a) IF BUYER BREACHES A COVENANT OR REPRESENTATION OR WARRANTY OF BUYER'S SET FORTH HEREIN FOR ANY REASON OTHER THAN A DEFAULT BY SELLER, SELLER SHALL BE ENTITLED TO ALL OF ITS RIGHTS AND REMEDIES AT LAW OR IN EQUITY.

          (b) If Seller breaches a covenant or representation or warranty of Seller's set forth herein for any reason other than a default by Buyer; Buyer may pursue whatever rights and remedies it may have against Seller at law or in equity.

          (c) The obligations of Seller to pay any amounts which Seller may be obligated to pay pursuant to this Article 7 shall be the joint and several obligations of Seller and Prime Guarantor and Buyer may look to either or both of Seller or Prime Guarantor for the satisfaction of such payment obligations. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS SECTION 7.1 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

                     BUYER'S INITIALS ____                     SELLER'S INITIALS ____

VIII.  MISCELLANEOUS

          8.1. Notices. Any notices required to be given hereunder shall be given in writing and shall be served either personally, by national overnight air courier service, or delivered by certified or registered mail, return receipt requested, postage prepaid, or by facsimile transmittal followed by certified mail or air express delivery, addressed to the following:

To Seller:	c/o Prime Retail, L.P. 100 East Pratt Street, 18th Floor Baltimore, Maryland 21202 Attn.: Glenn D. Reschke Facsimile: 410-234-1703

With copy to:	c/o Prime Retail, L.P. 100 East Pratt Street, 18th Floor Baltimore, Maryland 21202 Attn.: R. Kelvin Antill Facsimile: 410-234-1761

To Buyer:	c/o Fortress Registered Investment Trust 1301 Avenue of the Americas - 42nd Floor Floor New York, New York 10019 Attn.: Christopher Ritchie Facsimile: 212-798-6060

and:	c/o Chelsea GCA Realty, Inc. 103 Eisenhower Parkway Roseland, New Jersey 07088 Attn.: Denise Elmer, Esq. Facsimile: (973)228-7913

With copies to:	Sidley & Austin 875 Third Avenue New York, New York 10022 Attn.: George Petrow, Esq. Facsimile: (212) 906-2021

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York Attn.: Martin Neidell, Esq. Facsimile: (212) 806-6006

          Notices shall be deemed received at the earlier of actual receipt (with electronic confirmation of facsimile receipt) or three (3) business days following mailing.

          8.2. Entire Agreement. This Agreement, together with the exhibits hereto, contains all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements (other than Confidentiality Agreements which shall survive the execution and delivery of this Agreement) are replaced in total by this Agreement and the exhibits hereto. The exhibits attached hereto are incorporated into this Agreement in their entirety by this reference.

          8.3. Time. Time is of the essence in the performance of the parties' respective obligations herein contained.

          8.4. Attorneys' Fees. In the event any dispute between the parties hereto should result in litigation, the prevailing party shall be reimbursed for all reasonable costs, including, without limitation, reasonable attorneys' fees.

          8.5. No Merger. Subject to any provision hereof limiting survival, the obligations, representations, warranties and the remedies for breach thereof herein contained shall not merge with transfer of title but shall remain in effect until fulfilled.

          8.6. Successors and Assigns. This Agreement may not be assigned prior to the Closing by either party without the prior written consent of the other except that Buyer may assign its interest in this Agreement to one or more assignees at Closing, provided that any such assignment shall not result in a material delay of the Closing. Subject to the foregoing provision, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, Buyer may designate any entity (or entities) other than Buyer to take title to the Property (or any portion thereof); provided, however, that such designation shall not release Buyer from its obligations hereunder.

          8.7. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          8.8. Further Assurances. Without in any manner expanding the scope of either parties' obligations hereunder, whenever and so often as required by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be reasonably necessary and reasonably required in order to further carry out the purposes and intents of this Agreement.

          8.9. Counterparts. This contract may be executed in one or more counterparts and all so executed shall constitute one contract, binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart.

          8.10. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          8.11. Recording. Neither this Agreement nor any memorandum thereof shall be recorded.

          8.12. Modification. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

          8.13. Waiver of Jury Trial. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

          8.14. Days. Unless business days are expressly provided for, all references to "days" herein shall refer to consecutive calendar days. If the Closing Date or any other date or time period provided for in this Agreement is or ends on a Saturday, Sunday or federal, or New York State legal holiday, then such date shall automatically be extended to the next day which is not a Saturday, Sunday or any federal or New York State legal holiday.

          8.15. No Waiver. The waiver by one party of the performance of any covenant, condition or promise, or of the time for performing any act, under this Agreement shall not invalidate this Agreement nor shall it be considered a waiver by such party of any other covenant, condition or promise, or of the time for performing any other act required, under this Agreement. The exercise of any remedy provided in this Agreement shall not be a waiver of any remedy provided by law, and the provisions of this Agreement for any remedy shall not exclude any other remedies unless they are expressly excluded.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Contract Date.

SELLER:

FINGER LAKES OUTLET CENTER, L.L.C.,
a Delaware limited liability company

By:  Prime Retail, L.P., a Delaware limited
        partnership,its managing member

        By:  Prime Retail, Inc., a Maryland
                corporation, its general partner

                By:   /s/
                        Name:
                        Title:

THE PRIME OUTLETS AT MICHIGAN
CITY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  Prime Retail, L.P., a Delaware limited
        partnership,its general partner

        By:  Prime Retail, Inc., a Maryland
                corporation, its general partner

                By:  /s/
                        Name:
                         Title:

THE PRIME OUTLETS AT
GILROY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  Prime Retail, L.P., a Delaware limited
        partnership, its general partner

        By:  Prime Retail, Inc., a Maryland
                corporation, its general partner

                By:   /s/
                        Name:
                         Title:

OUTLET VILLAGE OF KITTERY LIMITED PARTNERSHIP, a Delaware limited partnership

By:   Prime Retail, L.P., a Delaware limited
         partnership, its general partner

        By:  Prime Retail, Inc., a Maryland
                corporation, its general partner

                By:   /s/
                        Name:
                         Title:

BUYER:

F/C WATERLOO DEVELOPMENT LLC,
a Delaware limited liability company

By:  F/C PRT Holdings LLC, a Delaware
        limited liability company, its sole member

        By:  F/C Acquisition Holdings LLC,
                a Delaware limited liability
                company, its sole member

         By:  Chelsea GCA Realty
                  Partnership, L.P., its
                  managing member

                  By:  Chelsea GCA Realty,Inc., its
                          general partner

                          By:   /s/
                                  Name:
                                  Title:

F/C GILROY DEVELOPMENT LLC,
a Delaware limited liability company

By:  F/C Gilroy Holdings LLC, a Delaware
        limited liability company, its sole member

        By:  F/C Acquisition Holdings LLC,
                a Delaware limited liability
                company, its sole member

         By:  Chelsea GCA Realty
                  Partnership, L.P., its
                  managing member

                  By:  Chelsea GCA Realty,Inc., its
                          general partner

                          By:   /s/
                                  Name:
Title:

F/C KITTERY DEVELOPMENT LLC,
a Delaware limited liability company

By:   By:  F/C PRT Holdings LLC, a Delaware
        limited liability company, its sole member

        By:   By: F/C Acquisition Holdings LLC,
                a Delaware limited liability
                company, its sole member

                By:   Chelsea GCA Realty
                         Partnership, L.P., its
                         managing member

                                By:   /s/
                                Name:
                                Title:

F/C MICHIGAN CITY DEVELOPMENT LLC,
a Delaware limited liability company

By:   F/C PRT Holdings LLC, a Delaware
        limited liability company, its sole member

        By:   F/C Acquisition Holdings LLC,
                a Delaware limited liability
                company, its sole member

                By:   Chelsea GCA Realty  Partnership, L.P., its
                          managing member

                                By:   /s/
                                Name:
                                Title:

For the purposes set forth in Article 4 and Article 7 hereof:

PRIME RETAIL, L.P.
a Delaware limited partnership

 By:  Prime Retail, Inc., a Maryland
         corporation, its general partner
         Name:
         Title:

         By:   /s/
                 Name:
                 Title:

PRIME RETAIL, INC. a Maryland corporation By: /s/ Name: Title: